UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2019

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in its charter)

Delaware	1-43	45-6194071
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr. Administrative Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware		19890-1615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, including most recently in its Quarterly Report on Form 10-Q for the three months ended December 31, 2018, the Motors Liquidation Company GUC Trust (the “GUC Trust”) is involved in litigation commenced by the Committee of Unsecured Creditors of Motors Liquidation Company, or the Committee, on behalf of Motors Liquidation Company and its affiliated debtors and debtors-in-possession, or the Debtors, on July 31, 2009 (the “Term Loan Avoidance Action”), which seeks the return of approximately $1.5 billion that had been transferred by the Debtors to a consortium of prepetition lenders, or the Secured Lenders, to Motors Liquidation Company (formerly known as General Motors Corporation, or Old GM), in respect of a term loan extended to Old GM (“Term Loan”) by such Secured Lenders (and which consortium of Secured Lenders asserted that they had a perfected $1.5 billion security interest in certain assets of Old GM, which was principally reflected in one specific Delaware UCC-1 financing statement filed in respect of certain equipment of Old GM). The Committee asserted that such UCC-1 was effectively terminated when an amendment on Delaware form UCC-3 (although filed in connection with the repayment of an unrelated debt financing that was not secured by such UCC-1), was filed in respect of such UCC-1 security interest. The administrative agent for the Term Loan has disputed that assertion on a number of grounds, including by asserting that the termination was unintended and that the UCC-3 was unauthorized.

The Motors Liquidation Avoidance Action Trust (the “AAT”), the GUC Trust, the defendants to the Term Loan Avoidance Action and Simpson Thacher and Bartlett LLP entered into that certain Settlement Agreement, dated as of April 10, 2019 (the “TLAA Settlement Agreement”), to resolve the Term Loan Avoidance Action. The TLAA Settlement Agreement is subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On May 13, 2019, the AAT filed with the Bankruptcy Court a motion to approve the TLAA Settlement Agreement pursuant to Federal Rule of Bankruptcy Procedure 9019 (the “TLAA Settlement Approval Motion”), which motion attaches the TLAA Settlement Agreement. The TLAA Settlement Approval Motion is attached to this Current Report on Form 8-K as Exhibit 10.1. Also on May 13, 2019, the GUC Trust filed with the Bankruptcy Court a joinder to the motion to approve the settlement (the “GUC Trust Joinder”). The GUC Trust Joinder is attached to this Current Report on Form 8-K as Exhibit 10.2.

The TLAA Settlement Agreement provides for (among other things): (i) a payment on behalf of the Secured Lenders to the AAT of approximately $231,000,000, (ii) filing by the AAT of orders of dismissal with the applicable courts dismissing the claims of the AAT with prejudice, and (iii) release of claims related to the Term Loan Avoidance Action by the parties to the TLAA Settlement Agreement. An amount corresponding to the amount in clause (i) above is being asserted as a general unsecured claim against the GUC Trust, pursuant to the terms of the TLAA Settlement Agreement and the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement, dated as of July 30, 2015, and Section 502(h) of the Bankruptcy Code. Once allowed, the Secured Lenders will become entitled to receive a distribution from the GUC Trust of approximately $68.5 million.

The foregoing description of the TLAA Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the TLAA Settlement Agreement, a copy of which is attached to the TLAA Settlement Approval Motion, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	TLAA Settlement Approval Motion

10.2	GUC Trust Joinder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

Date: May 17, 2019
	By:	/s/ David A. Vanaskey Jr.
		Name:	David A. Vanaskey Jr.
		Title:	Administrative Vice President of Wilmington Trust Company